As filed with the Securities and Exchange Commission on October 8, 2021.

Registration No. 333- 259846

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No.1

to

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

MADISON TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	4833	85-2151785
State or other jurisdiction	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization	Classification Code Number)	Identification Number)

450 Park Avenue, 30th Floor

New York, NY 10022

(212) 339-5888

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Philip A. Falcone

Chief Executive Officer

450 Park Avenue, 30th Floor

New York, NY 10022

(212) 339-5888

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Richard A. Friedman, Esq.

Stephen A. Cohen, Esq.

Sheppard, Mullin, Richter & Hampton LLP

30 Rockefeller Plaza

New York, NY 10112

Tel: (212) 653-8700

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date hereof.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-259846) is filed solely to amend Item 13 of Part II thereof and to file certain exhibits thereto. This Amendment No. 1 does not modify any provision of the preliminary prospectus contained in Part I. Accordingly, the preliminary prospectus has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the expenses expected to be incurred in connection with the issuance and distribution of common stock registered hereby, all of which, except for the SEC registration fee, are estimated.

SEC registration fee	$62,001.38
Miscellaneous expenses	79,998.62
Legal	30,000
Accounting fees and expenses	10,000
Total	182,000

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 78.7502(1) of the Nevada Revised Statutes provides that a corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (except in an action brought by or on behalf of the corporation) if that person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by that person in connection with such action, suit or proceeding, if that person acted in good faith and in a manner which that person reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, alone, does not create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in, or not opposed to, the best interests of the corporation, and that, with respect to any criminal action or proceeding, the person had reasonable cause to believe his action was unlawful.

Section 78.7502(2) of the Nevada Revised Statutes provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit brought by or on behalf of the corporation to procure a judgment in its favor because the person acted in any of the capacities set forth above, against expenses, including amounts paid in settlement and attorneys’ fees, actually and reasonably incurred by that person in connection with the defense or settlement of such action or suit, if the person acted in accordance with the standard set forth above, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which such action or suit was brought or other court of competent jurisdiction determines that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 78.7502(3) of the Nevada Revised Statutes further provides that, to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections 1 and 2 thereof, or in the defense of any claim, issue or matter therein, that person shall be indemnified by the corporation against expenses (including attorneys’ fees) actually and reasonably incurred by that person in connection therewith.

Section 78.751 of the Nevada Revised Statutes provides that unless indemnification is ordered by a court, the determination to provide indemnification must be made by the stockholders, by a majority vote of a quorum of the board of directors who were not parties to the action, suit or proceeding, or in specified circumstances by independent legal counsel in a written opinion. In addition, the articles of incorporation, bylaws or an agreement made by the corporation may provide for the payment of the expenses of a director or officer of the expenses of defending an action as incurred upon receipt of an undertaking to repay the amount if it is ultimately determined by a court of competent jurisdiction that the person is not entitled to indemnification. Section 78.751 of the Nevada Revised Statutes further provides that the indemnification provided for therein shall not be deemed exclusive of any other rights to which the indemnified party may be entitled and that the scope of indemnification shall continue as to directors, officers, employees or agents who have ceased to hold such positions, and to their heirs, executors and administrators.

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Section 78.752 of the Nevada Revised Statutes provides that a corporation may purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the authority to indemnify him against such liabilities and expenses.

Our Articles of Incorporation and Bylaws provide that the Company shall, to the fullest extent permitted by the provisions of the Nevada Revised Statutes, indemnify any and all persons whom it shall have the power to indemnify under the Nevada Revised Statutes.

We expect to obtain general liability insurance that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The above provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. The provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these certificate of incorporation provisions, bylaw provisions, indemnification agreements and the insurance are necessary to attract and retain qualified persons as directors and officers.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

The Company made the following issuances of its unregistered securities during the last three years pursuant exemptions contained in Section 4(a)(2) or 3(a)(9) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder:

On January 25, 2018, two convertible notes were converted into shares. One note for $25,000 was converted into 2,500,000 shares at $0.01 per share and the other note for $10,000 was converted into 2,000,000 shares at $0.005 per share.

On February 16, 2018, the Company completed a private placement of 150,000 shares of common stock at a per share price of $0.10 for gross proceeds of $15,000.

On March 2, 2018, the Company completed a private placement of 150,000 shares of common stock at a per share price of $0.10 for gross proceeds of $15,000.

On February 14, 2019, the Company completed a private placement of 400,000 shares of common stock at a per share price of $0.05 for gross proceeds of $20,000.

On March 25, 2019, the Company completed a private placement of 600,000 shares of common stock at a per share price of $0.05 for gross proceeds of $30,000.

Effective July 14, 2020, the Board of Directors of Madison Technologies, Inc. (the “Company”) approved the creation and issuance of 100,000 shares of Series A Convertible Preferred Stock and 100 shares of Series B Super Voting Preferred Stock pursuant to the conditions precedent to closing the Acquisition Agreement with Luxurie Legs, LLC ratified on July 17, 2020, under which the Company acquired the Casa Zeta-Jones Brand License Agreement (the “License Agreement”) from Luxurie Legs, LLC (“Luxurie”).

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On July 23, 2020, the Company issued 1,785,000 shares of common stock pursuant to the conversion of a note payable of $16,900 at $0.01 per share plus legal fees of $950, totaling $17,850.

On October 28, 2020, the Company issued 1,900,000 shares of common stock pursuant to the conversion of a note payable of $9,500 at $0.005 per share.

On November 2, 2020, the Company issued 1,730,000 shares of common stock pursuant the conversion of a note payable of $17,300 at $0.01 per share.

On February 17, 2021, the Company issued an aggregate of 230,000 shares of Series D preferred stock in exchange for all outstanding shares of series A preferred stock and convertible debt outstanding.

On February 17, 2021, the Company issued to the shareholders of Sovryn Holdings, Inc. an aggregate of 1,000 shares of series E preferred stock in exchange for all outstanding shares of Transworld Enterprises, Inc.

On February 17, 2021, the Company issued convertible notes with an aggregate principal amount of $16,500,000, warrants to purchase an aggregate of 192,073,017 shares of common stock and 1,000 series G preferred stock for aggregate gross proceeds of $15,000,000.

On the September 16, 2021, the Company entered into an exchange agreement (collectively, the “Exchange Agreement”) with the holders of Series E preferred stock pursuant to which the holders agreed to exchange all of the shares of Series E preferred stock for an aggregate of 1,152,500 shares of convertible Series E-1 preferred stcok and an aggregate of 1,091,388,889 shares of common stock.

During the three months ended June 30, 2021, the Company entered into subscription agreements for the sale of an aggregate of 4,173 shares of Series G convertible preferred stock for aggregate gross proceeds of $4,173,000.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits

The following exhibits are filed with this registration statement:

Exhibit No.	Exhibit Description

2.1	Acquisition Agreement, ratified July 17, 2020 and Officers Certificates for Madison Technologies, Inc. and Luxurie Legs, LLC dated July 17, 2020, filed as an exhibit to Madison’s Current Report on Form 8-K filed on July 17, 2020, and incorporated herein by reference.

2.2	Acquisition Agreement dated September 25, 2020 for Fifty-One percent (51%) of the total outstanding shares of Posto Del Sole, Inc., filed as an exhibit to Madison’s registration statement on Form S-1/A filed on December 7, 2020, and incorporated herein by reference.

2.3	Share Exchange Agreement dated February 16, 2021 by and among Madison Technologies, Inc., Sovryn Holdings, Inc. and the shareholders of Sovryn Holdings, Inc., filed as an exhibit to Madison’s annual report on Form 10-K/A filed on June 23, 2021, and incorporated herein by reference.

2.4	First Amendment to the July 17, 2020 Acquisition Agreement, dated March 23, 2021 by and between Madison Technologies, Inc., CZJ License, Inc. and Luxurie Legs, LLC, filed as an exhibit to Madison’s annual report on Form 10-K/A filed on June 23, 2021, and incorporated herein by reference.

2.5	Asset Purchase Agreement, dated February 17, 2021, by and between Sovryn Holdings, Inc., NJR TV III CA OPCO, LLC and NRJ TV III CA LICENSE CO., LLC (filed as exhibit 2.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 23, 2021 and incorporated herein by reference)

2.6	Asset Purchase Agreement, dated March 14, 2021 by and between Sovryn Holdings, Inc. as Buyer, and Abraham Telecasting Company LLC, as Seller, filed as exhibit 2.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on June 16, 2021 and incorporated herein by reference.

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2.7	Asset Purchase Agreement, dated March 29, 2021 by and between Sovryn Holdings, Inc. as Buyer, and Seattle 6 Broadcasting Company LLC, as Seller, filed as exhibit 2.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on June 16, 2021 and incorporated herein by reference.

2.8	Asset Purchase Agreement, dated June 9, 2021 by and between Sovryn Holdings, Inc. as Buyer, and Local Media TV Chicago LLC, as Seller, filed as exhibit 2.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on June 30, 2021 and incorporated herein by reference.

2.9	Asset Purchase Agreement, dated July 13, 2021 by and between Sovryn Holdings, Inc. as Buyer, and Lotus TV of Phoenix LLC, as Seller, filed as exhibit 2.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on July 21, 2021 and incorporated herein by reference.

2.10**	Asset Purchase Agreement, dated August 31, 2021 by and between Sovryn Holdings, Inc. as Buyer, and D; Amico Brothers Broadcasting Corp, as Seller.

3.1	Articles of Incorporation and Certificate of Amendment, filed as an exhibit to Madison’s registration statement on Form 10-SB filed on May 4, 2005, and incorporated herein by reference.

3.2	By-Laws, filed as an exhibit to Madison’s registration statement on Form 10-SB filed on May 4, 2005, and incorporated herein by reference.

3.3	Certificate of Amendment to the Articles of Incorporation, dated March 3, 2015, filed as an Exhibit to Madison’s current report on Form 8-K filed March 11, 2015, and incorporated herein by reference

3.4	Certificate of Amendment to the Articles of Incorporation, dated July 28, 2020, filed as an Exhibit to Madison’s current report on Form 8-K filed August 7, 2020, and incorporated herein by reference.

3.5	Certificate of Designation for the Series A Convertible Preferred Stock, dated July 28, 2020, filed as an Exhibit to Madison’s current report on Form 8-K filed August 7, 2020, and incorporated herein by reference.

3.6	Certificate of Designation for the Series B Convertible Preferred Stock, dated July 28, 2020, filed as an Exhibit to Madison’s current report on Form 8-K filed August 7, 2020, and incorporated herein by reference.

3.7	Certificate of Designation for the Series C Convertible Preferred Stock, dated February 11, 2021, filed as an exhibit to Madison’s annual report on Form 10-K/A filed on June 23, 2021, and incorporated herein by reference.

3.8	Certificate of Designation for the Series D Convertible Preferred Stock, dated March 26, 2021, filed as an exhibit to Madison’s annual report on Form 10-K/A filed on June 23, 2021, and incorporated herein by reference.

3.9	Certificate of Designation for the Series E Convertible Preferred Stock, dated March 26, 2021, filed as an exhibit to Madison’s annual report on Form 10-K/A filed on June 23, 2021, and incorporated herein by reference.

3.10	Certificate of Designation for the Series F Convertible Preferred Stock, dated March 26, 2021, filed as an exhibit to Madison’s annual report on Form 10-K/A filed on June 23, 2021, and incorporated herein by reference.

3.11	Certificate of Designation for the Series G Convertible Preferred Stock, dated March 26, 2021, filed as an exhibit to Madison’s annual report on Form 10-K/A filed on June 23, 2021, and incorporated herein by reference.

3.12	Amendment to the Certificate of Designation for the Series G Convertible Preferred Stock, dated August 19, 2021.

3.13	Amendment to the Certificate of Designation for the Series E Convertible Preferred Stock, dated September 16, 2021.

3.14	Amendment to the Certificate of Designation for the Series F Convertible Preferred Stock, dated September 16, 2021.

3.15	Amendment to the Certificate of Designation for the Series G Convertible Preferred Stock, dated September 16, 2021.

3.16	Amendment to the Articles of Incorporation, as amended, dated September 16, 2021.

3.17	Certificate of Designation for the Series E-1 Convertible Preferred Stock, dated September 16, 2021.

4.1	Form of Secured Note issued in the February 2021 Private Placement, filed as an exhibit to Madison’s annual report on Form 10-K/A filed on June 23, 2021, and incorporated herein by reference.

4.2	Form of Warrant issued in the February 2021 Private Placement, filed as an exhibit to Madison’s annual report on Form 10-K/A filed on June 23, 2021, and incorporated herein by reference.

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5.1	Opinion of Sheppard, Mullin, Richter & Hampton LLP

10.1	Product License Agreement dated September 16, 2016 between Tuffy Packs, LLC and Madison Technologies Inc., filed as an exhibit to Madison’s Form 8-K (Current Report) filed on September 19, 2016, and incorporated herein by reference.

10.2	Share Purchase Agreement dated July 3, 2018 between Thomas Brady and Joseph Gallo, filed as an Exhibit to Madison’s current report on Form 8-K filed July 9, 2018 and incorporated herein by reference.

10.3	Share Assignment Agreement dated July 20, 2021 between Jeffrey Canouse and Joseph Gallo., filed as an exhibit to Madison’s Annual Report on Form 10-K filed on April 15, 2021, and incorporated herein by reference.

10.4	Share Transfer Agreement dated February 16, 2021 between Madison Technologies, Inc. and Jeff Canouse, filed as an exhibit to Madison’s annual report on Form 10-K/A filed on June 23, 2021, and incorporated herein by reference.

10.5	Form of Exchange Agreement with the Convertible noteholders and Series A Preferred Stock Holders, dated February 16, 2021, filed as an exhibit to Madison’s annual report on Form 10-K/A filed on June 23, 2021, and incorporated herein by reference.

10.6	Securities Purchase Agreement, dated February 17, 2021, by and between the Company and the investors signatory thereto, filed as an exhibit to Madison’s annual report on Form 10-K/A filed on June 23, 2021, and incorporated herein by reference.

10.7	Registration Rights Agreement, dated February 17, 2021, by and between the Company and the investors signatory thereto, filed as an exhibit to Madison’s annual report on Form 10-K/A filed on June 23, 2021, and incorporated herein by reference.

10.8	Security Agreement, dated February 17, 2021, by and between the Company and the investors signatory thereto, filed as an exhibit to Madison’s annual report on Form 10-K/A filed on June 23, 2021, and incorporated herein by reference.

10.9	Guaranty Agreement, dated February 17, 2021, issued to the February 2021 Investors, filed as an exhibit to Madison’s annual report on Form 10-K/A filed on June 23, 2021, and incorporated herein by reference.

10.10	Secured Loan and Security Agreement, dated September 9, 2021, by and between the Company and Top Dog Productions, Inc., filed as Exhibit 10.1 to the Company’s current report on Form 8-k filed on September 15, 2021 and incorporated herein by reference.

10.11*	Exchange Agreement, dated September 16, 2021 by and between the Company and the holders of Series E preferred Stock

10.12*	Limited Waiver and First Amendment to Securities Purchase Agreement, Notes, Warrants and Registration Rights Agreement (this “Amendment”) is made and entered into as of September 23, 2021 by and among the Company, each purchaser of the Notes party hereto (each a, “Purchaser” and collectively, the “Purchasers”) and Arena Investors, LP, in its capacity as agent

14	Code of Ethics, filed as an exhibit to Madison’s 2010 annual report on Form 10-K filed on March 31, 2010, and incorporated herein by reference.

23.1*	Consent of K.R. Margetson Ltd.

23.2	Consent of Sheppard, Mullin, Richter & Hampton LLP (included on Exhibit 5.1)

24*	Power of Attorney (included on the signature page to the Registration Statement

* Previously filed.

**Schedules and Exhibits of this exhibit have been omitted pursuant to Rule 601(b)(2) of Regulation S-K. The omitted information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

(b) Financial Statement Schedules

See the Index to Financial Statements included on page F-1 for a list of the financial statements included in this prospectus.

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ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that:

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment no. 1 to the registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on October 8, 2021.

MADISON TECHNOLOGIES, INC.

By:	/s/ Philip A. Falcone
Philip A. Falcone
Chief Executive Officer (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Philip Falcone	Chief Executive Officer, Director Principal Executive Officer,	October 8, 2021
Philip Falcone	Principal Financial Officer, and Principal Accounting Officer

*	Chief Technology Officer and Chief Operating Officer	October 8, 2021
Henry Turner

*	Chief Compliance Officer and Corporate Secretary	October 8, 2021
Jeff Canouse

*	Director	October 8, 2021
Warren Zenna

* By:	/s/ Philip Falcone
Philip Falcone
Attorney-in-fact